Exhibit 23.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Xenon Pharmaceuticals Inc.

We consent to the use of our reports dated March 9, 2020, with respect to the consolidated balance sheets of Xenon Pharmaceuticals Inc. as of December 31, 2019 and December 31, 2018, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in accounting policies for leases in 2019 due to the adoption of ASU 2016-02, Leases.

/s/ KPMG LLP

Chartered Professional Accountants

June 3, 2020
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.